                               Exhibit 99.1

                      TECHNOLOGY RESEARCH CORPORATION
                ANNOUNCES RESULTS FOR SECOND FISCAL QUARTER

CLEARWATER, FLORIDA, October 28, 2004 --Jerry T. Kendall, President and Chief
Executive Officer of Technology Research Corporation (TRC), (NASDAQ-TRCI)
announced today that the Company's operating revenues for the second quarter ended September 30, 2004 were $7,069,527, compared to $6,212,654 reported in the same quarter last year.  Net income for the current quarter was $318,045, compared to $793,860 for the same quarter last year.  Basic earnings were $.06 per share and diluted earnings $.05 per share for the current quarter compared to $.14 per share for the same quarter last year.

The Company's operating revenues for the six-month period ended September 30,
2004 were $14,200,471, compared to $11,872,569 reported in the same period of the prior year.  Net income for the six-month period was $991,715, compared to
$1,377,960, for the same period last year.  Basic and diluted earnings were
$.17 per share for the six-month period compared to basic earnings of $.25 per share and diluted earnings of $.24 per share for the same period last year.

While revenues were higher for both the quarter and six-month period ended
September 30, 2004, compared to same periods last year, net income was lower primarily due to lower margins and higher start up costs and operating expenses related to the new room air conditioning ("RAC") market.  The Company previously announced that due to (i) four days of lost work at its Clearwater facility, together with shipping and logistical issues it faced, from multiple hurricanes that struck Florida during the Companys second fiscal quarter; and
(ii) unanticipated delays in the production startup process for the room air conditioner application, the Company was unable to ship approximately $1.6 million of scheduled orders for its second fiscal quarter.  The Company expects that the increase in manufacturing capacity at its Honduras facility and at its
Far East contract manufacturers will support a higher volume of shipments in fiscal third and fourth quarters.

Mr. Kendall commented, "The Company is pleased to announce that during the quarter it commenced shipments, totaling $781,414, of its Fire Shield(R) LCDI
Power Cords for use on room air conditioners, which contributed to the second consecutive quarter of revenues exceeding $7 million."  He added, "For the new
RAC market opportunity, the Company has announced orders for approximately $8.3 million to date from eight different RAC manufacturers.  Negotiations with other RAC manufacturers are still on going and we are optimistic that our total order quantity will increase.  While the decision cycle of the RAC manufacturers has taken longer than anticipated, the scope of the opportunity for the Company remains promising.  These units are generally manufactured from late fall through early spring for the upcoming summer season and are expected to have a positive seasonal effect on revenues for the Companys third and fourth quarters."

For the quarter ended September 30, 2004, commercial revenues increased by
$1,288,947, military revenues decreased by $394,812 and royalty income decreased by $37,262 compared to the same period ended September 30, 2003.  The increase in commercial revenues was primarily attributed to shipments of product into the RAC market and several new brand label accounts, including the new three year agreement with Coleman Cable Systems, Inc. and shipments resulting from the new three year agreement with Alfred Karcher GMBH for its sprayer washer requirements.  Direct military shipments weakened in the quarter due to less demand for spare parts which were required by the military during its deployment activities in the same quarter last year.  For the quarter ended
September 30, 2003, the Company recorded royalty income of $42,013 most of which was related to royalties paid by Applica, Inc. regarding the use of the
Companys Fire Shield(R) technology on a line of its portable heaters.  As previously announced, the Company does not expect to record any further significant royalties in its 2005 fiscal year.

For the six-month period ended September 30, 2004, commercial and military revenues increased by $1,759,431 and $564,362, respectively and royalty income increased by $4,109 compared to the same period ended September 30, 2003.  The increase in commercial revenues was primarily attributed to shipments of product for expansion into retail stores and those reasons mentioned above.
Military revenues were stronger throughout the six-month period ended September
30, 2004, compared to the same period last year, as the result of strong shipments of Tactical Quiet Generator ("TQG") control devices to Fermont, a division of Engineered Support Systems Inc.  The Company expects sales to the military and its subcontractors to remain at current levels through the remainder of its 2005 fiscal year.

The Company ended the quarter with cash and cash equivalents of $2,933,958, a decrease of $3,034,164 for the six-month period ended September 30, 2004.  The decrease was primarily due to an increase in short-term investments of $482,802 and capital expenditures of $2,269,051 which were required for additional production lines at the Companys Honduran manufacturing facility and tooling for its Far East contract manufacturers to meet the demand of the new RAC market.

The second quarter dividend of $.015 per share was paid on October 22, 2004 to shareholders of record on September 30, 2004.

TRC is an internationally recognized leader in electrical safety products that prevent electrocution and electrical fires and protect against serious injury from electrical shock.  Based on its core technology in ground fault sensing, products are designed to meet the needs of the consumer, commercial and industrial markets worldwide.  The Company also supplies power monitors and control equipment to the United States Military and its prime contractors.

Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995:  Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934.  These statements are related to future events, other future financial performance or business strategies, and may be identified by terminology such as "may," "will," "should,"
"expects," "scheduled," "plans," "intends," "anticipates," "believes,"
"estimates," "potential," or "continue," or the negative of such terms, or other comparable terminology.  These statements are only predictions.  Actual events as well as results may differ materially.  In evaluating these statements, you should specifically consider the factors described throughout this report.  We cannot be assured that future results, levels of activity, performance or goals will be achieved.

                  TECHNOLOGY RESEARCH CORPORATION AND SUBSIDIARY
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (unaudited)

                                                Three-months ended
                                                ------------------
                                       September 30  September 30  June 30
                                            2004        2003         2004
                                            ----        ----         ----
Operating revenues:
  Commercial                           $  4,232,477   2,943,530    3,773,981
  Military                                2,832,299   3,227,111    3,304,332
  Royalties                                   4,751      42,013       52,631
                                          ---------   ---------    ---------
                                          7,069,527   6,212,654    7,130,944
                                          ---------   ---------    ---------
Operating expenses:
  Cost of sales                           4,925,848   3,721,155    4,509,416
  Selling, general, and administrative    1,174,214   1,005,558    1,156,798
  Research, development and engineering     501,423     322,774      466,471
                                          ---------   ---------    ---------
                                          6,601,485   5,049,487    6,132,685
                                          ---------   ---------    ---------
    Operating income                        468,042   1,163,167      998,259
Interest and sundry income                    6,650       3,034        7,220
                                          ---------   ---------    ---------
    Income before income taxes              474,692   1,166,201    1,005,479
Income taxes                                156,647     372,341      331,809
                                          ---------   ---------    ---------
    Net income                         $    318,045     793,860      673,670
                                          =========   =========    =========

Net income per common share:
  Basic                                $        .06          .14          .12
  Diluted                              $        .05          .14          .11

Weighted average number of common
  shares outstanding:
  Basic                                   5,755,584    5,529,811    5,745,850
  Diluted                                 5,947,031    5,750,059    5,977,941

Dividends paid                         $       .015         .015         .015

                                               Six-months ended
                                               ----------------
                                        September 30     September 30
                                            2004             2003
                                            ----             ----
Operating revenues:
  Commercial                           $  8,008,530        6,249,099
  Military                                6,134,559        5,570,197
  Royalties                                  57,382           53,273
                                         ----------       ----------
                                         14,200,471       11,872,569
                                         ----------       ----------
Operating expenses:
  Cost of sales                           9,435,264        7,440,999
  Selling, general, and administrative    2,331,012        1,853,450
  Research, development and engineering     967,894          636,432
                                         ----------       ----------
                                         12,734,170        9,930,881
                                         ----------       ----------
    Operating income                      1,466,301        1,941,688
Interest and sundry income                   13,870            5,024
                                         ----------       ----------
    Income before income taxes            1,480,171        1,946,712
Income taxes                                488,456          568,752
                                         ----------       ----------
    Net income                         $    991,715        1,377,960
                                         ==========       ==========
Net income per common share:
  Basic                                $        .17              .25
  Diluted                              $        .17              .24

Weighted average number of common
  shares outstanding:
  Basic                                   5,750,111        5,493,301
  Diluted                                 5,966,279        5,649,791

Dividends paid                         $        .03              .03

                TECHNOLOGY RESEARCH CORPORATION AND SUBSIDIARY
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (unaudited)
                                                                    *
                                                 September 30    March 31
                 ASSETS                              2004          2004
Current assets:                                      ----          ----
     Cash and cash equivalents                  $  2,933,958    5,968,122
     Short-term investments                          482,802            -
     Accounts receivable, net                      4,236,633    3,420,701
     Inventories                                   7,865,834    5,633,177
     Prepaid expenses and other current assets       412,017      206,295
     Deferred income taxes                           254,797      239,169
                                                  ----------   ----------
               Total current assets               16,186,041   15,467,464
                                                  ----------   ----------

Property, plant and equipment                     12,475,560   10,268,976
     Less accumulated depreciation                 7,590,113    7,203,205
                                                  ----------   ----------
       Net property, plant and equipment           4,885,447    3,065,771
                                                  ----------   ----------

Other assets                                          39,888       38,633
                                                  ----------   ----------
                                                $ 21,111,376   18,571,868
                                                  ==========   ==========

        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Trade accounts payable                     $  3,717,589    1,547,979
     Accrued expenses                                595,705      767,185
     Dividends payable                                99,835       99,295
     Income taxes payable                            103,844      431,093
     Deferred income                                  10,525       10,525
                                                  ----------   ----------
               Total current liabilities           4,527,498    2,856,077
                                                  ----------   ----------

Deferred income                                       23,689       28,951
Deferred income taxes                                235,120      235,120
                                                  ----------   ----------
                    Total liabilities              4,786,307    3,120,148
                                                  ----------   ----------
Stockholders' equity:
     Common stock                                  2,946,419    2,932,377
     Additional paid-in capital                    8,457,938    8,417,686
     Retained earnings                             4,960,857    4,141,802
     Treasury stock, 21,500 shares at cost           (40,145)     (40,145)
                                                  ----------   ----------
                    Total stockholders' equity    16,325,069   15,451,720
                                                  ----------   ----------
                                                $ 21,111,376   18,571,868
                                                  ==========   ==========

*  The condensed consolidated balance sheet is derived from the Companys audited balance sheet as of that date.

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